UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 12, 2014

STAAR Surgical Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

                                    Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 12, 2014, the Board of Directors of STAAR Surgical Company elected Louis Silverman, 56, to serve in a newly created seat pursuant to an increase in size of the Board from seven to eight members. Mr. Silverman will serve as chairman of the Compensation Committee and as a member of the Nominating and Governance committee. The Board approved providing Mr. Silverman with the standard director compensation for a director, pro-rated for the remaining portion of the 2014-2015 term.

Mr. Silverman is currently the Chairman and CEO of privately held Advanced ICU Care, Inc. a rapidly growing technology enabled health care services company providing tele-ICU monitoring services to hospitals nationwide and he also advised boards of directors on growth and general corporate strategy initiatives. From June 2012 through February 2014, Mr. Silverman served as a consultant and Board advisor for private equity investors regarding health care technology and health care services portfolio investments. From September 2009 through June 2012, Mr. Silverman was CEO of Marina Medical, Inc. where he achieved a successful exit for the privately held Company. Previously, Mr. Silverman served as President and CEO of Qualcomm-backed health care start-up LifeComm, and he has also served as COO of Corvel Corporation, a publicly traded national managed care services/technology company that generated seven consecutive years of revenue and earnings growth during his tenure. For eight years, from August 2000 through August 2008, Mr. Silverman also served as the President and CEO of Quality Systems, Inc., a publicly traded developer of medical and dental practice management and patient records software. During his tenure, the Company’s revenue increased from an annualized run rate of approximately $35 million to an annualized revenue run rate of $250 million and an increase in the Company’s market capitalization from approximately $45 million to approximately $1.2 billion. The Company was named to the Forbes 200 list of Best Small Companies during each year of his tenure. Mr. Silverman earned a B.A. from Amherst College and an M.B.A. from Harvard Business School.

The appointment of Mr. Silverman to the Board was not the result of any arrangement or understanding between him and any other person or entity. There are no transactions between Mr. Silverman nor any member of his immediate family and the Company or any of its subsidiaries.

Item 7.01	Regulation FD Disclosure.

On September 15, 2014, the Company published a press release regarding the election of Mr. Silverman to the Board, and an increase in the size of the Board from seven to eight members. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by this reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release of the Company dated September 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 15, 2014	By:	/s/ Barry G. Caldwell
Barry G. Caldwell
President and Chief Executive Officer